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                                                               EXHIBIT 10.20


January 4, 1999



Mr. Walter J. Haybert
9636 Fox Hill Circle North
Germantown, TN 38139

Dear Walt:

        Reference is made to the Second Amended and Restated Employment Agreement (the "Employment Agreement"), entered into as of October 1, 1995, by and between Horseshoe Gaming, Inc., a Nevada corporation (the "Company"), and you, as the "Employee," which terminated in accordance with its terms on July 31, 1998.

        Pursuant to the Employment Agreement, Horseshoe Gaming, L.L.C., (the "LLC") had the right, upon the Employee's termination, to purchase (the "Call Right"), and the Employee had the right to cause the LLC to purchase (the "Put Right") the Employee's Fully Vested Ownership Interest (as defined in the Employment Agreement) at a purchase price equal to the fair market value of the Fully Vested Ownership Interest, calculated in accordance with the Employment Agreement (the "Purchase Price") (the Call Right and the Put Right are referred to together as the "Put/Call Options").

        The Employment Agreement was modified by letter agreement dated October 19, 1998 (the "Letter Agreement"), between the Employee, the Company and the LLC, pursuant to which the time for exercising the Put/Call Options was extended until July 31, 1999.

        The LLC and you, as the Employee, hereby agree as follows:

        1. The LLC shall not exercise its Call Right and the Employee shall not exercise his Put Right until January 1, 2001 (the "Termination Date").

        2. In consideration of Employee entering into this letter agreement, the LLC shall make advances to the Employee against the Purchase Price in the sum of one hundred and fifty thousand dollars ($150,000) per year (the "Advance") for a period of two years, commencing January 1, 1999. The Advance for calendar year 1999 shall be paid in a lump sum in January 1999 and the Advance for calendar year 2000 shall be payable in equal installments during the first week of each month. No later than January 15, 2001, the Employee shall repay to

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Walter J. Haybert
January 4, 1999
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the LLC all outstanding Advances plus accrued interest.

        3. All outstanding Advances shall bear interest at a rate of 7.00% per year, compounded annually.

        4. The LLC shall have the right to offset against outstanding Advances and accrued interest the amount of all cash distributions which otherwise would have been made by the LLC to the Employee under this letter agreement other than those amounts distributed to the Employee for payment of taxes due in respect of his proportionate share of income generated by the LLC.

        5. The Employee's Fully Vested Ownership Interest shall be held by the LLC as collateral for the Advance, and the Employee may not assign, transfer, pledge or otherwise encumber his interest in the LLC other than as permitted in the LLC Agreement.

        6. After the Termination Date, the Employee may exercise the Put Right and the LLC may exercise the Call Right pursuant to the exercise terms described in the Employment Agreement and the Employee's Fully Vested Ownership Interest shall be acquired by the Company at the Purchase Price. Any Advances and accrued interest remaining outstanding shall be offset against the Purchase Price and if the Purchase Price is insufficient to cover such outstanding amounts, the Employee shall remain liable to the Company for the difference. Nothing herein shall limit the Employee's obligation to repay his outstanding loans and accrued interest thereon due to the Company which shall also be offset against the Purchase Price and the Employee shall remain liable to the Company for any outstanding balance.

        7. In the event that, prior to the Termination Date, the Employee's Fully Vested Ownership Interest is purchased by the LLC or the Employee sells his Fully Vested Ownership Interest to a third party under any circumstances permitted by the LLC Agreement, including, without limitation, in connection with any sale of the LLC to a third party or a public offering of interests in the LLC, the proceeds from such purchase or sale which otherwise would have been paid to the Employee shall be applied first towards repayment of all outstanding Advances and Company loans and all interest accrued thereon.

        Other than as set forth in this letter agreement, the Employment Agreement and the Letter Agreement shall not be deemed to have been modified.


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Walter J. Haybert
January 4, 1999
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        Please indicate your acknowledgment and agreement with the foregoing by signing in the space indicated below.

                                        Sincerely,

                                        HORSESHOE GAMING, INC.


                                        By: ____________________________________
                                            Jack B. Binion
                                            Chief Executive Officer and Chairman

                                        HORSESHOE GAMING, L.L.C.
                                        By: Horseshoe Gaming, Inc., Manager


                                        By: ____________________________________
                                            Jack B. Binion
                                            Chief Executive Officer and Chairman
ACKNOWLEDGED AND ACCEPTED
this ____ day of January, 1999


______________________________
Mr. Walter J. Haybert